Exhibit 6.6

PUBLIC HEALTH SERVICE

PATENT LICENSE AGREEMENT--EXCLUSIVE

COVER PAGE

For PHS internal use only:

Patent License Number: L-216-00/0

Serial Number(s) of Licensed Patent(s) and/or Patent Application(s):

US Patent Application Serial No. 60/145,613 entitled “Method for Production of Layered Expression Scans for Tissue and Cell Samples”, filed 07/26/99. PCT filed 07/26/2000 (PCT/US00/20354)

Licensee: 20/20 Gene Systems, Inc.

Cooperative Research and Development Agreement (CRADA) Number (if applicable):

CRADA NCI #01124 entitled “Development and Commercially Useful Consumables and Instrumentation for Layered Expression Scanning”. USSN 60/145,613 represents background patent rights

Public Benefit(s):

The Technology will provide a way for high throughput molecular diagnostics of diseased tissues such as tumors.

This Patent License Agreement, hereinafter referred to as the “Agreement”, consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) and/or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Modifications), Appendix E (Benchmarks), and Appendix F (Commercial Development Plan). The Parties to this Agreement are:

1)	The National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), or the Food and Drug Administration (“FDA”), hereinafter singly or collectively referred to as “PHS”, agencies of the United States Public Health Service within the Department of Health and Human Services (“DUBS”); and

2)	The person, corporation, or institution identified above and/or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as “Licensee”.

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PHS PATENT LICENSE AGREEMENT--EXCLUSIVE

PHS and Licensee agree as follows:

1.	BACKGROUND

1.01	In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

1.02	By assignment of rights from PHS employees and other inventors, DHFIS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and/or foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

1.03	The Secretary of DHHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these inventions.

1.04	PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.05	Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, and/or marketable products for public use and benefit.

2.	DEFINITIONS

2.01	“Benchmarks” mean the performance milestones that are set forth in Appendix E.

2.02	“Commercial Development Plan” means the written commercialization plan attached as Appendix F.

2.03	“First Commercial Sale” means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.04	“Government” means the Government of the United States of America.

2.05	“Licensed Fields of Use” means the fields of use identified in Appendix B.

2.06	“Licensed Patent Rights” shall mean:

a)	Patent applications (including provisional patent applications and PCT patent applications) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

b)	to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; iv) priority patent application(s) of a) above; and v) any reissues, reexaminations, and extensions of all such patents;

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c)	to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign and U.S. patent applications and patents to a) and b) above, including those listed in Appendix A.

Licensed Patent Rights shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

2.07	“Licensed Process(es)” means processes which, in the course of being practiced would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.08	“Licensed Product(s)” means tangible materials which, in the course of manufacture, use, offer to sell, sale, or importation would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.09	“Licensed Territory” means the geographical area identified in Appendix B.

2.10	“Net Sales” means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less Instrument Lease Component to the extent it does not exceed Twenty Five Percent (25%) of the selling price of Licensed Product and/or Complete Test Kit and does not extend beyond Three (3) years of Reagents Lease Agreement on a customer-by-customer basis, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee, or sublicensees, and on its payroll, or for the cost of collections.

2.11	“Discounted Net Sales” means Net Sales multiplied by a factor of 0.75 [Net Sales x 0.75]

2.12	“Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

2.13	“Research License” means a nontransferable, nonexclusive license to make and to use the Licensed Products or Licensed Processes as defined by the Licensed Patent Rights for purposes of research and not for purposes of commercial manufacture or distribution or in lieu of purchase.

2.14	“Instrument Lease Component” means the fraction of the selling price of a Licensed Product and/or Complete Test Kit that is attributed to the payback under Reagents Lease Agreement.

2.15	“Complete Test Kit” means a test kit containing Licensed Product and peripheral reagents such as wash buffers, staining reagents etc.

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2.16	“Reagents Lease Agreement” means an agreement of Licensee and/or sublicensee with a customer, where the cost of an instrument and software associated with Licensed Product, initially given free of charge to the customer, is recovered, typically in Three (3) years, through sale of the Licensed Product and/or Complete Test Kit at a higher price than the price charged for Licensed Product or Complete Test Kit without Reagents Lease Agreement.

3.	GRANT OF RIGHTS

3.01	PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

3.02	This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

4.	SUBLICENSING

4.01	Upon written approval by PHS, which approval will not be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights.

4.02	Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.01-5.04, 8.01, 10.01, 10.02, 12.05, and 13.07-13.09 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.03	Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13. Such conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

4.04	Licensee agrees to forward to PHS a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement. To the extent permitted by law, PHS agrees to maintain each such sublicense agreement in confidence.

5.	STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.01	(a)	PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities, if available, of Licensed Products or materials made through the Licensed Processes for PHS research use.

(b)	In the event that Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), Licensee grants to the Government, pursuant to 15 U.S.C. 3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government. In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. 552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party. Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities, if available, of Licensed Products or materials made through the Licensed Processes for PHS research use.

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5.02	Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

5.03	Licensee acknowledges that PHS may enter into future Cooperative Research and Development Agreements (CRADAs) under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for a Research License from such future collaborators with PHS when acquiring such rights is necessary in order to make a Cooperative Research and Development Agreement (CRADA) project feasible. Licensee may request an opportunity to join as a party to the proposed Cooperative Research and Development Agreement (CRADA).

5.04	(a)	In addition to the reserved license of Paragraph 5.01 above, PHS reserves the right to grant nonexclusive Research Licenses directly or to require Licensee to grant nonexclusive Research Licenses on reasonable terms. The purpose of this Research License is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Processes.

(b)	In exceptional circumstances, and in the event that Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), the Government, pursuant to 15 U.S.C. 3710a(b)(1)(B), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use Licensed Patent Rights in Licensee’s field of use on terms that are reasonable under the circumstances; or if Licensee fails to grant such a license, the Government retains the right to grant the license itself. The exercise of such rights by the Government shall only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Licensee; (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Licensee; or (iii) the Licensee has failed to comply with an agreement containing provisions described in 15 U.S.C. 3710a(c)(4)(B). The determination made by the Government under this Article is subject to administrative appeal and judicial review under 35 U.S.C. 203(2).

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5.05	Within one (1) year of the Effective Date of this Agreement and for a period of at least Five (5) years from the Effective Date of this Agreement, Licensee shall use reasonable efforts to establish, maintain, and/or sponsor an ongoing publicly-accessible, freely-available interne website for public health education, and addressing the public health issues that can benefit by utilizing the Licensed Product and Licensed Process (i.e.Cancer diagnostics), to the extent permitted by applicable laws and government regulations.

6.	ROYALTIES AND REIMBURSEMENT

6.01	Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C within thirty (30) days from the date that this Agreement becomes effective.

6.02	Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year, starting January 1, 2003, and may be credited against any earned royalties due for sales made in that year.

6.03	Licensee agrees to pay PHS earned royalties as set forth in Appendix C.

6.04	Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.

6.05	Licensee agrees to pay PHS sublicensing royalties as set forth in Appendix C.

6.06	A patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing earned royalty payments in any given country on the earliest of the dates that a) the application has been abandoned and not continued, b) the patent expires or irrevocably lapses, or c) the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.07	No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

6.08	On sales of Licensed Products by Licensee to sublicensees or on sales made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Article 6 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quantity and quality products on or about the time of such transaction.

6.09	With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS prior to the effective date of this Agreement, Licensee shall pay to PHS, as an additional royalty, within ninety (90) days of PHS’s submission of a statement and request for payment to Licensee, an amount equivalent to such patent expenses previously incurred by PHS.

6.10	With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights incurred by PHS on or after the effective date of this Agreement, PHS, at its sole option, may require Licensee:

(a) to pay PHS on an annual basis, within sixty (60) days of PHS’s submission of a statement and request for payment, a royalty amount equivalent to all such patent expenses incurred during the previous calendar year(s); or

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(b) to pay such expenses directly to the law firm employed by PHS to handle such functions. However, in such event, PHS and not Licensee shall be the client of such law firm.

In limited circumstances, Licensee may be given the right to assume responsibility for the preparation, filing, prosecution, or maintenance of any patent application or patent included with the Licensed Patent Rights. In that event, Licensee shall directly pay the attorneys or agents engaged to prepare, file, prosecute, or maintain such patent applications or patents and shall provide to PHS copies of each invoice associated with such services as well as documentation that such invoices have been paid.

PHS agrees that Fifty Percent (50%) of the future patent related expenses of this paragraph 6.10 may be credited against earned royalties, said credit shall not exceed $100,000 in total. In no event shall the earned royalties due be less than the minimum annual royalty in any calendar year.

6.11	Licensee may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights upon ninety (90) days written notice to PHS and owe no payment obligation under Article 6.10 for patent-related expenses incurred in that country after ninety (90) days of the effective date of such written notice.

7.	PATENT FILING, PROSECUTION, AND MAINTENANCE

7.01	Except as otherwise provided in this Article 7, PHS agrees to take responsibility for, but to consult with, the Licensee in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent-related documents to Licensee.

7.02	Upon PHS’s written request, Licensee shall assume the responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall on an ongoing basis promptly furnish copies of all patent-related documents to PHS. In such event, Licensee shall, subject to the prior approval of PITS, select registered patent attorneys or patent agents to provide such services on behalf of Licensee and PHS. PHS shall provide appropriate powers of attorney and other documents necessary to undertake such actions to the patent attorneys or patent agents providing such services. Licensee and its attorneys or agents shall consult with PHS in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Licensed Patent Rights and shall provide PHS sufficient opportunity to comment on any document that Licensee intends to file or to cause to be filed with the relevant intellectual property or patent office.

7.03	At any time, PHS may provide Licensee with written notice that PHS wishes to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. If PHS elects to assume such responsibilities, Licensee agrees to cooperate fully with PHS, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and to provide PHS with complete copies of any and all documents or other materials that PHS deems necessary to undertake such responsibilities. Licensee shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of PHS’s choice.

7.04	Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, prosecution, and maintenance of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

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8.	RECORD KEEPING

8.01	Licensee agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. The records shall include the Instrument Lease Component included in the selling price of Licensed Products and/or Complete Test Kits and copies of all Reagents Lease Agreements. Such records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an under reporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.08 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.

8.02	Licensee agrees to have an audit of sales and royalties conducted by an independent auditor at least every two (2) years if annual sales of the Licensed Product, Complete Test Kits or Licensed Processes are over two (2) million dollars. The audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, the amounts of such gross sales attributed to Licensed Products, Complete Test Kits, and Licensed Processes, and such gross sales of Licensed Products and Complete Test Kits with an Instrument Lease Component, terms of the license as to percentage or fixed royalty to be remitted to the Government, the amount of royalty funds owed to the Government under this Agreement, and whether the royalty amount owed has been paid to the Government and is reflected in the records of the Licensee. The audit shall also indicate the PHS license number, product, and the time period being audited. A report certified by the auditor shall be submitted promptly by the auditor directly to PHS on completion. Licensee shall pay for the entire cost of the audit.

9.	REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.01	Prior to signing this Agreement, Licensee has provided to PHS the Commercial Development Plan at Appendix F, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix E.

9.02	Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. PHS also encourages these reports to include information on any of Licensee’s public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. In any such annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee’s performance under this Agreement. Licensee may amend the Benchmarks at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application as defined in 37 CFR 404.3(d). Licensee shall amend the Commercial Development Plan and Benchmarks at the request of PHS to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

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9.03	Licensee shall report to PHS the dates for achieving Benchmarks specified in Appendix E and the First Commercial Sale in each country in the Licensed Territory within thirty (30) days of such occurrences.

9.04	Licensee shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes, identified as Research or Clinical application, whether an Instrument Lease Component applies and what it is, practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, Licensee shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article 6 to determine royalties due.

9.05	Licensee agrees to forward semi-annually to PHS a copy of such reports received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicense.

9.06	Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, to “NIH/Patent Licensing.” All such payments shall be sent to the following address: NIH, P.O. Box 360120, Pittsburgh, PA 15251-6120. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph 9.04 of this Agreement shall accompany each such payment, and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this Agreement.

9.07	Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign governments.

9.08	Interest and penalties may be assessed by PHS on any overdue payments in accordance with the Federal Debt Collection Act. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

9.09	All plans and reports required by this Article 9 and marked “confidential” by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and fmancial information obtained from a person and as privileged and confidential, and any proposed disclosure of such records by the PHS under the Freedom of Information Act (FOIA), 5 U.S.C. § 552 shall be subject to the predisclosure notification requirements of 45 CFR § 5.65(d).

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10.	PERFORMANCE

10.01	Licensee shall use its reasonable best efforts to bring the Licensed Products and Licensed Processes to Practical Application. “Reasonable best efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan at Appendix F and performance of the Benchmarks at Appendix E. The efforts of a sublicensee shall be considered the efforts of Licensee.

10.02	Upon the First Commercial Sale, until the expiration of this Agreement, Licensee shall use its reasonable best efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

11.	INFRINGEMENT AND PATENT ENFORCEMENT

11.01	PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

11.02	Pursuant to this Agreement and the provisions of Chapter 29 of title 35, United States Code, Licensee may: a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights; b) in any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Licensed Patent Rights provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions. If Licensee desires to initiate a suit for patent infringement, Licensee shall notify PHS in writing. If PHS does not notify Licensee of its intent to pursue legal action within ninety (90) days, Licensee will be free to initiate suit. PHS shall have a continuing right to intervene in such suit. Licensee shall take no action to compel the Government either to initiate or to join in any such suit for patent infringement. Licensee may request the Government to initiate or join in any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action, including any and all costs incurred by the Government in opposing any such motion or other action. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.03	In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Paragraph 11.02, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes, Licensee may: a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights; b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights-provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions and shall have a continuing right to intervene in such suit. If PHS does not notify Licensee of its intent to respond to the legal action within a reasonable time, Licensee will be free to do so. Licensee shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action. Licensee may request the Government to initiate or to join any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action. If Licensee elects not to defend against such declaratory judgment action, PHS, at its option, may do so at its own expense. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

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11.04	In any action under Paragraphs 11.02 or 11.03, the expenses including costs, fees, attorney fees, and disbursements, shall be paid by Licensee. The value of any recovery made by Licensee through court judgment or settlement shall be treated as Net Sales and will be subject to earned royalties after deduction of said expenses.

11.05	PHS shall cooperate fully with Licensee in connection with any action under Paragraphs 11.02 or 11.03. PHS agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Licensee.

12.	NEGATION OF WARRANTIES AND INDEMNIFICATION

12.01	PHS offers no warranties other than those specified in Article 1.

12.02	PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.03	PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

12.04	PHS does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.

12.05	Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of: a) the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights; or b) the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.	TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.01	This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.02	In the event that Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Article 13.05, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this Agreement by written notice and pursue outstanding amounts owed through procedures provided by the Federal Debt Collection Act.

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13.03	In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this Agreement immediately upon Licensee’s receipt of written notice.

13.04	Licensee shall have a unilateral right to terminate this Agreement and/or any licenses in any country or territory by giving PHS sixty (60) days written notice to that effect.

13.05	PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines that the Licensee: 1) is not executing the Commercial Development Plan submitted with its request for a license and modified from time-to-time as described in Appendix E, and the Licensee cannot otherwise demonstrate to PHS’s satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed Processes; 2) has not achieved the Benchmarks as may be modified under Paragraph 9.02, and modified from time-to-time as described in Appendix E; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license Agreement; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; 6) cannot reasonably satisfy unmet health and safety needs; or 7) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived. In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.02. Prior to invoking this right, PHS shall give written notice to Licensee providing Licensee specific notice of, and a ninety (90) day opportunity to respond to, PHS’s concerns as to the previous items 1) to 7). If Licensee fails to alleviate PHS’s concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS’s satisfaction, PHS may terminate this Agreement.

13.06	When the public health and safety so require, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, PHS shall have the right to require Licensee to grant sublicenses to responsible applicants, on reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights, unless Licensee can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. PHS will not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with Licensee.

13.07	PHS reserves the right according to 35 U.S.C. § 209(0(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

13.08	Within thirty (30) days of receipt of written notice of PHS’s unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

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13.09	Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03. Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Licensee shall return all Licensed Products or other materials included within the Licensed Patent Rights to PHS or provide PHS with certification of the destruction thereof.

14.	GENERAL PROVISIONS

14.01	Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any such term or condition by Licensee.

14.02	This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.03	The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.04	If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.05	The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.06	All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party. Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

14.07	This Agreement shall not be assigned by Licensee except: a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement. Licensee shall notify PHS within ten (10) days of any assignment of this Agreement by Licensee, and Licensee shall pay PHS, as an additional royalty, one percent (1%) of the fair market value of any consideration received for the assignment of this Agreement for assignments under 14.07 a), and one percent (1%) of the fair market value of any consideration received and reasonably attributed to the value of the assignment of this Agreement, for assignments under 14.07 b), said royalty shall be paid to PHS within thirty (30) days of such assignment.

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14.08	Licensee agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including PHS and DHHS regulations and guidelines. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46. Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

14.09	Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant Agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

14.10	Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PUS patent rights in such countries.

14.11	By entering into this Agreement, PIES does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee. Additionally, Licensee shall not use the names of NIH, CDC, PHS, or DHHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS.

14.12	The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13. Licensee agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

14.13	Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14	Paragraphs 4.03, 8.01, 9.05-9.07, 12.01-12.05, 13.08, 13.09, and 14.12 of this Agreement shall survive termination of this Agreement.

SIGNATURES BEGIN ON NEXT PAGE

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PHS PATENT LICENSE AGREEMENT--EXCLUSIVE

SIGNATURE PAGE

For PHS:

/s/ Jack Spregel	11/9/2000
Jack Spregel, Ph.D.	Date

Director, Division of Technology Development and Transfer

Office of Technology Transfer

National Institutes of Health

Mailing Address for Notices:

Office of Technology Transfer

National Institutes of Health

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852-3804 U.S.A.

For Licensee (Upon, information d belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.):

by:

/s/ Jonathan Cohen	11/9/2000
Signature of Authorized Official	Date

Jonathan Cohen

Printed Name

President

Title

Official and Mailing Address for Notices:

20/20 Gene Systems, Inc.

113 N. Washington St., #424

Rockville, MD 20850

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§ 3801-3812 (civil liability) and 18 U.S.C. § 1001 (criminal liability including fine(s) and/or imprisonment).

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APPENDIX A--Patent(s) or Patent Application(s)

Patent(s) or Patent Application(s): U.S. Patent Application Serial No. 60/145,613 entitled “Method for Production of Layered Expression Scans for Tissue and Cell Samples”, filed July 26,1999. PCT International Application, filed July 26, 2000 (PCT/US00/20354)

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APPENDIX B--Licensed Fields of Use and Territory

Licensed Fields of Use: Instruments, devices and methods for the chemical, biological and/or histological analysis of cellular material, cellular extracts and/or tissue samples for a) research applications b) clinical diagnostic applications.

Licensed Territory: Worldwide

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APPENDIX C--Royalties

Royalties:

Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty in the amount of:

Fifteen Thousand Dollars ($15,000)

Licensee agrees to pay to PHS a nonrefundable minimum annual royalty beginning January 1, 2003 in the amount of:

Seven Thousand Five Hundred Dollars ($7,500)

Licensee agrees to pay PHS earned royalties on Net Sales or on Discounted Net Sales by or on behalf of Licensee and its sublicensees as follows:

(A)	Upon issuance of any patent of the Licensed Patent Rights in any country of the Licensed Territory:

●	Five Percent (5.0%) of Net Sales of Licensed Products and Licensed Processes for research applications;

●	Four Percent (4.0%) of Net Sales of Licensed Products and Licensed Processes approved for clinical applications by FDA or foreign counterpart regulatory agency.

●	Five Percent (5.0%) of Discounted Net Sales of Complete Test Kits for research applications;

●	Four Percent (4.0%) of Discounted Net Sales of Complete Test Kits approved for clinical applications by FDA or foreign counterpart regulatory agency.

(B)	Prior to issuance of any patent of the Licensed Patent Rights in any country of the Licensed Territory:

●	Two and One Half Percent (2.5%) of Net Sales of Licensed Products and Licensed Processes and Two and One Half Percent (2.5%) of Discounted Net Sales of Complete Test Kits.

(C)	The earned royalties in section (A) above shall be reduced, on a Licensed Product-by-Licensed Product, country-by-country and year-to-year basis by One Half of a Percent (0.5%) for every One Percent (1.0%) paid as royalties for a third party license required to sell Licensed Product, Licensed Process and/or Complete Test Kit provided that such reduction in earned royalty owed to PHS shall start only if the total earned royalties Licensee must pay to sell said Licensed Product, Licensed Process or Complete Test Kit exceeds Six Percent (6.0%) in total, and provided that earned royalty owed to PHS shall never be reduced below Two and One Half Percent (2.5%).

Licensee agrees to pay PHS benchmark royalties as follows:

One Hundred Thousand Dollars ($100,000) upon each approval by FDA (or a foreign counterpart regulatory agency) of a Licensed Product or Complete Test Kit up to a maximum of two (2) such approvals per year, or Two Hundred Thousand Dollars ($200,000) per year. Benchmark royalties shall not apply when a previously approved Licensed Product or Complete Test Kit obtains a supplemental or amended approval or labeling license.

Twenty Five Thousand Dollars ($25,000) upon First Commercial Sale of each Licensed Product or Complete Test Kit for a research application, up to a maximum of two (2) such applications per year, or Fifty Thousand Dollars ($50,000) per year.

Licensee agrees to pay PHS additional sublicensing royalties as follows:

Five Percent (5.0%) of the fair market value of any consideration received for granting each sublicense.

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APPENDIX D--Modifications

PHS and Licensee agree to the following modifications to the Articles and Paragraphs of this Agreement:

None

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APPENDIX E--Benchmarks and Performance

Licensee agrees to the following Benchmarks for its performance under this Agreement, and within thirty (30) days of achieving a Benchmark shall notify PHS that the Benchmark has been achieved.

(A) Development of Licensed Product for research applications:

1. Development of first manual Licensed Product:

●           Beta test commences           Dec. 1, 2001

●           First Commercial Sale         June 1, 2002

2. Development of first automated Licensed Product:

●           Beta test commences           Dec.l, 2002

●           First Commercial Sale         June 1, 2003

(B) Development of first Licensed Product for clinical applications:

Development of first automated Licensed Product:

●           Beta test commences           Dec. 1, 2003

●           FDA submission                 March 1, 2004

●           FDA approval                      June 1, 2004

●           First Commercial Sale         August 1, 2004

(C) Commercial Development Plan for Additional Applications of Licensed Product

The Licensed Product comprises a platform with potentially widespread commercial applications that cannot be fully or accurately predicted as of the date of this Agreement since the platform has not been fully developed or tested. In particular, it cannot yet be determined which targets or disease-types can be effectively detected with the subject technology, nor the clinical utility of such assays. In order to ensure that the technology is fully exploited either by Licensee or a third party, Licensee agrees to prepare a written development plan, with benchmarks and performance, which will amend the Commercial Development Plan (Appendix F) and Benchmarks and Performance (Appendix E), for at least one additional Licensed Product, at the first anniversary of the effective date of this agreement and every anniversary date thereafter for the first five years of this Agreement. In addition, PHS shall reserve the right to propose in writing additional Licensed Product(s) at said anniversary dates. Licensee agrees to prepare a PHS approved written development plan, with benchmarks and performance, that will amend the Commercial Development Plan (Appendix F) and Benchmarks and Performance (Appendix E), for each PHS proposed additional Licensed Product(s) within Three (3) months of PHS’ proposal. In the event that Licensee fails to develop the proposed applications, PHS shall reserve the right to require Licensee to grant a sublicense to a third party willing to develop the Application(s), said sublicensee being limited to the specific Application(s) only. The royalty obligations of sublicensee to Licensee can be no greater than the royalty obligations of Licensee to PHS, without the written permission of PHS. All amendments to the Commercial Development Plan and Benchmarks and Performance shall require PHS’s written approval before becoming part of this Agreement; such written approval shall not be unreasonably denied by PHS.

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APPENDIX F--Commercial Development Plan

A. Background

In molecular pathology it is frequently desirable to examine genes and proteins in the context of the tissue from which they originated. Thus, in-situ techniques such as immunohistochemistry and in-situ hybridization have certain advantages over techniques that analyze nucleic acids and proteins extracted from tissue samples.

However, these in-situ approaches do not readily permit different targets to be examined from the same sample.

When fully developed and validated it is hoped that the Licensed Products will help fill this void by providing a system for examining numerous targets in one run while maintaining the overall two-dimensional architecture of the sample. The technique consists of the transfer of tissue or cells through a series of individual capture layers. These layers are each linked to an individual captor molecule such as an antibody or a cDNA sequence. Following the transfer and the capture of the targeted molecules on layers, the latter can be analyzed individually while preserving the two-dimensional morphology of the original tissue or cells.

This technology is being co-developed by Applicant and the Pathogenetics Unit, Laboratory of Pathology of the NCI under a CRADA. 20/20 and NCI will apply the Layered Expression Scans (LES) technology for the development of a rapid, comprehensive and relatively inexpensive diagnostic tool for pathologists, clinicians and research scientists in general. We are also exploring commercial opportunities outside of the pathology context, in particular in the areas of pharmaceutical research and proteomics.

The technique is capable of dissecting important areas within the tissue section and subjecting the subcellular components to the above molecular probes. The advantage of this technology is that it will provide comprehensive answers to diagnostic questions which currently require multiple tests and apparatus. LES combines the advantages of tissue and DNA arrays in the context of tissue morphology. In addition, this methodology has the advantages of simplicity, speed and the multiplicity of information it can provide from a limited amount of surgical, cytological or tissue culture specimen.

20/20’s business plan is to develop and commercialize a diagnostic platform comprising (1) an array of consumable target specific assays and (2) an instrument system. LES is the ideal platform for realizing this business plan. The consumable assays will likely consist of 5-25 membranes, each conjugated with a particular molecular target such as cDNA, antibody or receptor. The instrument system will likely consist of apparatus for automatically staining the membranes (e.g. application of detection chemistries, washing, etc.) and an imaging device for reading the stained membranes (e.g. a scanner or CCD camera). Software will also be developed for displaying the images and for maintaining and processing a database of gene expression patterns. The fact that the platform is part of a system that requires unique consumables allows Licensee to adopt a “razor-razor blade” business model.

B. Product Development

The joint R&D between the 20/20 and NCI teams began in July, 2000. The product development plan may be summarized as follows:

I. Research, development, product validation & optimization (July 2000 - June 2001)

This phase involves the identification of the optimum materials and reagents for creating and using the stacked capture membranes. In particular various polymer materials are being experimented with. (Heretofore all membranes were constructed of a nitrocellulose paper.) Reaction conditions are being selected for optimal sensitivity and specificity of capture on each layer. In vitro cells and tissue samples are being utilized for transfer, capture and analysis.

Also during this phase we are developing a uniform detection system for the captured molecules.

Two systems are under experimentation: ECL (Enhanced Chemiluminescence), and fluorescent detection.

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II. Internal (Alpha) Testing of Commercial Products (June 2001 - Dec. 2001)

We plan to internally develop and test several products during the first two quarters of 2001. These will likely include two layered arrays for surgical pathology-one for examining head & neck cancer and the other for leukemia & lymphoma. These products will be for research use only and will be manual (non-automated) tests. However, modified “off the shelf” software (e.g. Adobe, PhotoShop ®) and scanners may be used as part of a preliminary system.

We will also develop and test several products for use in pharmaceutical research and proteomics during this time period. This will likely include layered arrays used to survey reactions in a 96-well microtiter plate as well as arrays to detect proteins in two-dimensional electrophoresis gels.

III. External (Beta) Testing of Commercial Products (Dec. 2001 - May 2002)

Upon successful completion of internal product testing and refinement, we plan to test the aforementioned products at several sites that are representative of our customer base. The arrays for head & neck CA and lymphoma will likely be tested at Johns Hopkins Medical Center and M.D. Anderson Cancer Center respectively. The arrays for 2-D gels will likely be tested at a company with an active proteomics effort (e.g. Celera or Large Scale Biology Corp.). The arrays for pharmaceutical screening using a multi-well format will likely be tested as a company engaged in high-throughput drug screening or toxicology services (e.g. Nova Screen).

IV. Development of Software and Instrumentation (Jan. 2001 - June 2002)

Concurrent with Parts I-III above, the 20/20 IT and engineering teams will be designing instrumentation and software to automate the LES technology. This includes the rapid transfer of the cells or subcellular fractions through the capture membranes, the capture of specific fractions, the washes required, the detection and analysis of the data. The above manipulations will be achieved by the use of a combination of robotics using immunoassays and optical scanning methods. Robotics will minimize time required by technical personnel. Furthermore, 20/20 will adapt a versatile scanning method for the rapid image analysis and develop software geared to the rapid evaluation of the acquired data. After the designs are approved by both the collaborators a prototype will be manufactured by the Company and tested by NCI.

A key technical challenge will be to design the membranes so that they can be manufactured and used as a pack in an efficient manner and properly interface with the instrumentation. We must determine, for example, whether the membranes be read in a stacked or unstacked configuration or be unrolled like photographic film. These and other solutions will necessitate an interface between various technical disciplines including mechanical engineering, optics, materials, and polymer chemistry.

V. Commercial Product Launches (June 2002 +)

After completing successful beta tests, we plan to launch several products according to the following timetable. Our goal is to have our first commercial sale no later than June 2002. This product will be for research use only (RUO) and therefor will not require pre-market approval from the FDA. The products will likely be for proteomics or screening of pharmaceutical compounds but may also include one or more arrays for surgical pathology (histology) might also be ready by that time.

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By June 2003 we plan to launch our first semi-automated system (under the trademark CyteSeerTM) which will include software, a scanner or digital camera, and processing instrumentation. While it is unlikely that we will have a complete walk-away system by that time the instrumentation should improve the throughput and increase user productivity.

Marketing of a clinical diagnostic system-which requires approval from the FDA-will not likely begin until August 2004. This must follow several years of use and acceptance of the LES system by pathologists in an academic research setting. To help facilitate this we plan to begin a series of collaborative research initiatives with medical centers beginning early next year. Such collaborations would seek, for example, to correlate the expression of numerous genes in a tissue sample with clinical outcome in patients treated with a particular drug. Additionally, we may also attempt to build a large database of target expression patterns generated using the licensed products generated by a coalition of public and private sector entities

C. Marketing Plan

The licensed technology will be commercialized as part of an instrument / consumables diagnostic system (i.e. a “razor/ razor blade” business model). In particular, the system will likely comprise disposable membranes, either sold separately or as part of disease specific packs (e.g. a breast CA pack), staining reagents, staining instrumentation, a scanner or other imaging instrument, and bioinformatics software to manage the interpretation of data. The licensed technology is believed to have commercial applications in both the research and clinical diagnostic markets. Applicant’s strategy for penetrating each of these markets will vary accordingly.

1. Research Applications

We believe that LES device will have important applications in both industrial and academic research. We plan to market both a standard LES devices based on targets in the public domain and custom LES devices using the client’s own proprietary targets. Among the research application for which LES is believed relevant is high-throughput screening of lead compounds in a 96-well microtiter plate as well as drug target identification and validation using archival tissue sections.

We will likely access this market through a distributor that has a strong presence in the research market (e.g. Life Technologies).

2. Clinical Diagnostics and Trials Assays

We will seek to partner with pharmaceutical companies during clinical trials to create assays that help select patients to enter the trials for the drug. This would permit us to test the diagnostic in parallel with the drug resulting in net cost savings for obtaining FDA approval for the diagnostic. Of particular interest will be those targets that the pharmaceutical company is developing a drug to interact with. This will allow us to partner with those companies in clinical trials thereby creating a symbiotic relationship that advances diagnostic development while at the same time benefitting the company developing the therapeutic agent. This approach is highly economical, expeditious, efficient, and creates synergies between pharmaceutical and diagnostic companies. In order to select patients most likely to respond to the target-specific drug it is often desirable to determine the quantity or structure of the target in biological samples removed from the patient. Under our business model the drug and diagnostic are tested together in the same trial so that the effectiveness of the diagnostic can be tested on tissue samples from patients seeking to be enrolled in the drug trials.

The ultimate goal of 20/20 will be to develop a clinical diagnostic system for determining whether a particular therapeutic agent will benefit an individual patient. This process takes advantage of the fact that most drugs in development today were designed to act on a specified molecular target--such as an enzyme, a receptor, or an RNA transcript-and the effectiveness of these drugs will often be influenced by the expression and localization of the target. (If the target is an enzyme the drug may be an inhibitor of the enzyme. If the

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